Exhibit 99.1

Noble Corporation Dorfstrasse 19a 6340 Baar Switzerland

PRESS RELEASE

Noble Corporation Reports Second Quarter 2012 Earnings of $0.63 per Diluted Share

ZUG, Switzerland, July 18, 2012 – Noble Corporation (NYSE: NE) today reported second quarter 2012 earnings of $160 million, or $0.63 per diluted share, versus $120 million, or $0.47 per diluted share, for the first quarter of 2012. Earnings for the second quarter of 2011 were $54 million, or $0.21 per diluted share. Contract drilling services revenues for the second quarter of 2012 were $848 million versus $746 million for the first quarter of 2012, an increase of approximately 14 percent. For the second quarter of 2011, contract drilling services revenues totaled $590 million. Second quarter 2012 results included a non-recurring after tax net gain of $0.04 per diluted share related to the final settlement of certain Hurricane Ike claims, partially offset by the impairment of two submersible rigs and certain corporate assets.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation, stated, “Quarterly results, when compared to the first quarter, include improvements in revenues, margins and cash from operations. These improvements are the result of continuing strength in the offshore drilling business. Furthermore, our fleet mix has begun to shift with the addition of the ultra-deepwater drillships Noble Bully I, Noble Bully II and Noble Globetrotter I. Revenues from our floating rig fleet accounted for approximately 65 percent of contract drilling services revenues in the quarter, including an estimated 33 percent of revenues from our ultra-deepwater fleet of rigs. These contributions are expected to grow further as we add the remaining five ultra-deepwater drillships to our active fleet. Finally, we have seen some early benefits from a number of operational and process improvements, which have led to fewer unpaid downtime days across the fleet, a figure that declined to under 3 percent in the quarter.”

Net cash from operating activities increased to $435 million in the second quarter of 2012, up from $101 million in the first quarter. Average dayrates across the fleet increased 9 percent in the second quarter to $181,700 from $167,100 in the first quarter.

Debt as a percentage of total capitalization was unchanged from the first quarter at approximately 35 percent. Capital expenditures in the first six months of 2012 totaled $665 million, including $162 million (excluding capitalized interest) related to Noble’s fleet transformation program. The Company continues to expect capital expenditures for 2012 to total an estimated $1.9 billion, including approximately $618 million for newbuild construction programs.

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Operations Highlights

At the end of the second quarter of 2012, approximately 79 percent of the Company’s available rig operating days were committed for the remainder of 2012, including 79 percent of the floating rig fleet and 84 percent of the jackup fleet. For 2013, an estimated 61 percent of operating days are committed, including 80 percent of the floating rig days and 55 percent of jackup days. Total backlog at June 30, 2012 was approximately $14.4 billion, which excludes the recent contract award for the newbuild drillship Noble Bob Douglas.

Williams added, “The first half of 2012 was highlighted by the commencement of operations on our first new ultra-deepwater drillships and the award of a contract for the first of our newbuild jackups, the Noble Regina Allen, a JU3000N high-specification unit. Also, as previously reported, in early July, we were awarded a three-year term contract for the second of our new ultra-deepwater drillships under construction at Hyundai Heavy Industries Co. Ltd., the Noble Bob Douglas, representing a total contract value of approximately $677 million. These contracts are evidence of the strong customer demand for drilling rigs with advanced technical specifications and operational efficiencies, and we continue to evaluate high quality opportunities for the remaining uncontracted drillships and jackups in our fleet expansion program.”

In the U.S. Gulf of Mexico, the Company recorded a full quarter of operations from the ultra-deepwater drillship Noble Bully I. Also, following the conclusion of the second quarter, the ultra-deepwater drillship Noble Globetrotter I completed customer acceptance testing and is now operating at its contracted dayrate of $422,000.

In Mexico, three of the Company’s jackup rigs received contract extensions: the Noble Sam Noble, to late October 2014 at a dayrate of $90,000, versus $81,000 on the previous contract, the Noble Earl Fredrickson, to early September 2014, at a dayrate of $85,000, up from $58,000 on the previous contract, and the Noble Tom Jobe to early May 2015 at a dayrate of $85,000, unchanged from its previous contract. The Company now has all 12 of its jackup rigs in Mexico under contract into late 2012 or beyond.

In the North Sea, jackup fleet utilization remained at 100 percent in the second quarter, while the Company continued to benefit from steady customer demand, supporting an improving dayrate environment. The Noble George Sauvageau was awarded a one-year contract at $140,000 per day, up from $115,000 per day on the previous contract. The semisubmersible rig Noble Ton van Langeveld was awarded a contract to early October 2014 at a dayrate of $275,000, up from a previous dayrate of $247,500. The Noble Ton van Langeveld, along with four of the Company’s eight jackups in the region, are now contracted through mid-2013 or beyond. In the Eastern Mediterranean, the semisubmersible rig Noble Homer Ferrington received a letter of intent for additional work at $500,000 per day, extending commitments on the rig to mid-2013.

In the Middle East and India, fleet utilization declined slightly in the second quarter of 2012 compared to the first quarter, due in part to downtime on the jackup Noble Kenneth Delaney, which in May incurred leg damage while moving on location and will undergo repairs. The rig is expected to resume its contract in India during the fourth quarter of 2012. The Noble Chuck Syring was contracted during the quarter to perform accommodation work until mid-September at $58,000 per day. Additionally, the drillship Noble Duchess began in mid-May its three-year contract at $180,000 per day offshore India.

In West Africa, the Company signed one-year contracts on the Noble Percy Johns and the Noble Ed Noble, both commencing in early July 2012 at rates of $149,000 and $142,000, respectively.

In closing, Williams commented, “Despite economic uncertainty and the corresponding pressure on commodity prices during the second quarter, we remain confident in the long-term outlook for our business. Our backlog continues to expand and we are benefitting from growing visibility into the latter part of this decade. The offshore drilling business is characterized by continued successes in exploration drilling and expanding geographies, a building portfolio of field development projects, interest in frontier locations and attractive commodity prices. This is especially true for the deepwater sector of our business, where we continue to see exceptional opportunities offshore the U.S. Gulf of Mexico, Africa, Brazil and throughout Asia Pacific. I believe Noble is well positioned to benefit from this active business environment given the availability in our existing fleet of floating and jackup rigs, and through our fleet expansion program.”

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 79 offshore drilling units (including five ultra-deepwater rigs and six jackup drilling rigs currently under construction), located worldwide, including in the U.S. Gulf of Mexico, Mexico, Brazil, the North Sea, the Mediterranean, West Africa, the Middle East, India and the Asian Pacific. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE.” Additional information on Noble Corporation is available on the Company’s Web site at http://www.noblecorp.com.

Conference Call

Noble has scheduled a conference call and webcast related to its second quarter 2012 results on Thursday, July 19, 2012, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 97199643, or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, July 19, 2012, beginning at 11:00 a.m. U.S. Central Daylight Time, through Thursday, August 2, 2012, ending at 5:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 97199643. The replay will also be available on the Company’s Web site following the end of the live call. The conference call may include non-GAAP financial measures. Noble will post a reconciliation of any such measures to the most directly comparable GAAP measures in the “Investor Relations” section of the Company’s Web site under the heading “Regulation G Reconciliations.”

Statements regarding financial performance, contract backlog, earnings, costs, capital expenditures, revenue, rig demand, fleet composition, condition or performance, timing of delivery of newbuilds, contract commitments, dayrates, contract commencements, contract extensions or renewals, letters of intent or award, industry fundamentals, customer relationships or demand`, future performance, growth opportunities, market outlook, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

For additional information, contact:

For Investors:	Jeffrey L. Chastain, Vice President – Investor Relations,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed, Director of Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating revenues
Contract drilling services	$848,237	$589,550	$1,594,547	$1,132,155
Reimbursables	30,812	24,122	65,953	46,413
Labor contract drilling services	19,863	14,012	35,871	27,559
Other	11	313	242	758

	898,923	627,997	1,696,613	1,206,885

Operating costs and expenses
Contract drilling services	423,502	336,728	843,513	643,091
Reimbursables	24,970	18,723	55,571	35,826
Labor contract drilling services	11,847	8,750	21,079	17,273
Depreciation and amortization	183,615	163,119	354,692	321,241
Selling, general and administrative	25,404	21,632	48,530	45,347
Loss on impairment	18,345	—	18,345	—
Gain on contract settlements/extinguishments, net	(33,255)	—	(33,255)	(21,202)

	654,428	548,952	1,308,475	1,041,576

Operating income	244,495	79,045	388,138	165,309
Other income (expense)
Interest expense, net of amount capitalized	(20,652)	(14,829)	(31,148)	(33,870)
Interest income and other, net	1,188	(534)	2,973	2,058

Income before income taxes	225,031	63,682	359,963	133,497
Income tax provision	(46,356)	(9,508)	(67,945)	(24,867)

Net income	178,675	54,174	292,018	108,630
Net income attributable to noncontrolling interests	(18,857)	(91)	(12,025)	(52)

Net income attributable to Noble Corporation	$159,818	$54,083	$279,993	$108,578

Net income per share
Basic	$0.63	$0.21	$1.10	$0.43
Diluted	$0.63	$0.21	$1.10	$0.43

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$275,293	$239,196
Accounts receivable	693,533	587,163
Prepaid expenses and other current assets	318,904	233,253

Total current assets	1,287,730	1,059,612

Property and equipment	16,055,168	15,540,178
Accumulated depreciation	(3,632,532)	(3,409,833)

Property and equipment, net	12,422,636	12,130,345

Other assets	325,650	305,202

Total assets	$14,036,016	$13,495,159

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$277,484	$436,006
Accrued payroll and related costs	125,603	117,907
Dividend payable	132,679	—
Other current liabilities	271,347	273,267

Total current liabilities	807,113	827,180

Long-term debt	4,444,294	4,071,964
Deferred income taxes	238,045	242,791
Other liabilities	306,397	255,372

Total liabilities	5,795,849	5,397,307

Commitments and contingencies
Equity
Total shareholders' equity	7,498,338	7,406,521
Noncontrolling interests	741,829	691,331

Total equity	8,240,167	8,097,852

Total liabilities and equity	$14,036,016	$13,495,159

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities
Net income	$292,018	$108,630
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	354,692	321,241
Gain on contract extinguishments/asset impairment, net	18,345	(21,202)
Other changes in operating activities	(129,109)	(175,901)

Net cash from operating activities	535,946	232,768

Cash flows from investing activities
New construction	(161,502)	(971,518)
Other capital expenditures	(358,766)	(305,781)
Drilling equipment replacement and upgrades	(68,106)	(82,780)
Capitalized interest	(76,766)	(56,136)
Other investing activities	(159,134)	(32,858)

Net cash from investing activities	(824,274)	(1,449,073)

Cash flows from financing activities
Borrowings on bank credit facilities, net	(825,000)	385,000
Proceeds from issuance of senior notes, net of debt issuance costs	1,186,636	1,087,833
Contributions from joint venture partners	40,000	436,000
Payments of joint venture debt	—	(693,494)
Settlement of interest rate swaps	—	(29,032)
Par value reduction payments	(71,897)	(72,141)
Other financing activities	(5,314)	(4,855)

Net cash from financing activities	324,425	1,109,311

Net change in cash and cash equivalents	36,097	(106,994)
Cash and cash equivalents, beginning of period	239,196	337,871

Cash and cash equivalents, end of period	$275,293	$230,877

NOBLE CORPORATION AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended June 30,						Three Months Ended March 31,
	2012			2011			2012
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$848,237	$—	$848,237	$589,550	$—	$589,550	$746,310	$—	$746,310
Reimbursables	30,124	688	30,812	22,982	1,140	24,122	34,702	439	35,141
Labor contract drilling services	—	19,863	19,863	—	14,012	14,012	—	16,008	16,008
Other	11	—	11	313	—	313	231	—	231

	$878,372	$20,551	$898,923	$612,845	$15,152	$627,997	$781,243	$16,447	$797,690

Operating costs and expenses
Contract drilling services	$423,502	$—	$423,502	$336,728	$—	$336,728	$420,011	$—	$420,011
Reimbursables	24,307	663	24,970	17,606	1,117	18,723	30,173	428	30,601
Labor contract drilling services	—	11,847	11,847	—	8,750	8,750	—	9,232	9,232
Depreciation and amortization	180,112	3,503	183,615	159,843	3,276	163,119	167,948	3,129	171,077
Selling, general and administrative	24,835	569	25,404	21,359	273	21,632	22,844	282	23,126
Loss on impairment	12,710	5,635	18,345	—	—	—	—	—	—
Gain on contract settlements/extinguishments, net	(33,255)	—	(33,255)	—	—	—	—	—	—

	$632,211	$22,217	$654,428	$535,536	$13,416	$548,952	$640,976	$13,071	$654,047

Operating income	$246,161	$(1,666)	$244,495	$77,309	$1,736	$79,045	$140,267	$3,376	$143,643

Operating statistics
Jackups:
Average Rig Utilization	79%			71%			79%
Operating Days	3,073			2,797			3,089
Average Dayrate	$97,612			$80,742			$90,382
Semisubmersibles:
Average Rig Utilization	88%			85%			86%
Operating Days	1,127			1,088			1,092
Average Dayrate	$349,163			$269,798			$355,098
Drillships:
Average Rig Utilization	65%			58%			51%
Operating Days	469			317			285
Average Dayrate	$329,761			$220,953			$278,693
FPSO/Submersibles:
Average Rig Utilization	0%			0%			0%
Operating Days	—			—			—
Average Dayrate	$—			$—			$—
Total:
Average Rig Utilization	76%			70%			74%
Operating Days	4,669			4,202			4,466
Average Dayrate	$181,663			$140,296			$167,124

NOBLE CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Allocation of net income
Basic
Net income attributable to Noble Corporation	$159,818	$54,083	$279,993	$108,578
Earnings allocated to unvested share-based payment awards	(1,694)	(572)	(2,797)	(1,083)

Net income to common shareholders—basic	$158,124	$53,511	$277,196	$107,495

Diluted
Net income attributable to Noble Corporation	$159,818	$54,083	$279,993	$108,578
Earnings allocated to unvested share-based payment awards	(1,692)	(572)	(2,793)	(1,082)

Net income to common shareholders—diluted	$158,126	$53,511	$277,200	$107,496

Weighted average number of shares outstanding—basic	252,387	251,368	252,179	251,198
Incremental shares issuable from assumed exercise of stock options	358	700	425	737

Weighted average number of shares outstanding—diluted	252,745	252,068	252,604	251,935

Weighted average unvested share-based payment awards	2,704	2,688	2,555	2,554

Earnings per share
Basic	$0.63	$0.21	$1.10	$0.43
Diluted	$0.63	$0.21	$1.10	$0.43